Exhibit 10.62
Letter of Terms and Conditions
INTERNATIONAL LONG TERM ASSIGNMENT (ILTA)
Jacob Thaysen

30 January 2013

Dear Jacob:

This letter outlines the terms and conditions of your assignment including compensation, travel, and financial arrangements.

During your ILTA assignment you will remain an employee of Dako Denmark A/S (keeping your seniority and remaining covered by Danish employment legislation), seconded to Dako North America, Inc., but working for Agilent Technologies, Inc. as per the below terms and conditions.

During your ILTA assignment, you will be based in the United States. Your assignment is scheduled to commence on or about 1 March 2013 and is expected to last until about 28 February 2015.

Your ILTA assignment will be governed by the terms and conditions of the Agilent ILTA program guidelines. You may view full details of the ILTA policy through the Meidas system at: Meidas > Job Information > Relocate > Change Work Time > Relocation. Summaries of those guidelines as they pertain to your specific assignment are as follows:

Compensation:
Your base salary is as stated in the compensation worksheet. Your business unit appraisal process, salary review and any associated salary treatment will continue according to your business unit requirements.

The compensation worksheet will be forwarded to you separately by your designated Cartus Consultant.

Preview Trip:
Agilent will provide a preview trip to the destination location for you and if appropriate, your spouse. Agilent will cover reasonable costs for meals, lodging, travel (in accordance with the Agilent Technologies’ Global Travel policy and Guidelines) and local transportation up to 10 calendar days.

Taxes:
Your actual worldwide income and social taxes while on international assignment will be different from what they would have been had you stayed in your home country. This is because you will receive taxable assignment-related allowances and because you are subject to host country income taxes.

It is Agilent policy that the ILTA assignee pays a hypothetical home country tax. This hypothetical tax approximates the national and local income tax you would have paid as a result of income earned if you had not gone on assignment. Your hypothetical tax will be calculated based upon your home address on file with Agilent at the time you accept this assignment. This is calculated by Agilent’s tax service

Jacob Thaysen - 2335587
ILTA – Glostrup, Denmark to Santa Clara, CA USA

provider before the start of your assignment and reset once a year. To ensure that your hypothetical tax calculation is accurate at the start of the assignment, it is vital that you schedule a tax briefing in your home country as soon as an invitation is sent to you. Please also be sure to review your yearly updated hypothetical tax calculation to ensure that it reflects your best estimate of your financial situation for the current year. This will be sent to you electronically.

Tax equalization is a procedure whereby Agilent assumes responsibility for the administration of all home and host location taxes, while you pay a hypothetical home country tax that approximates the national and local income tax you might have paid if the assignment had not occurred. A pro rated portion of the estimated hypothetical tax amount shall be deducted from each paycheck while you are on assignment. Please note that a final settlement between you and Agilent will occur once your tax return is finalized.

Because of the complexity of worldwide taxation and the uniqueness of each case, you will be provided with the tax services of Agilent's expatriate tax service provider. These services include tax briefings in the home and host locations, annual tax return and tax equalization preparation during your international assignment, and pre-departure and repatriation consultation. When your current international assignment comes to an end, Agilent's tax provider will conduct a pre-departure and post arrival tax counseling session to review your tax obligations and ensure all obligations are met.

A condition of this assignment is that you agree to comply with all provisions of the Agilent ILTA tax program (including, but not limited to, the deduction of hypothetical income taxes from each pay check), as specified in the Agilent ILTA policy, and outlined in the pre-assignment tax consultation.

Travel:
Your assignment travel will be dictated by Agilent Technologies’ Global Travel Policy and Guidelines.

Please contact your Cartus designated Consultant for your travel needs.

Temporary Living:
Up to 30 days of temporary living accommodations are provided, including reasonable and actual expense reimbursement for lodging (room and tax) transportation, and per diem for meals, local phone calls and laundry expenses.

The temporary living period should be as short as possible and should not exceed 30 days from the date of vacating your home country residence until settling into the host country residence (and 30 days upon return). If there is a delay in receiving necessary household goods or securing housing in the host location, an extension may be granted.

You and your dependents are entitled to per diem during your temporary living period.  Specific per diem amounts for your situation will be reviewed by your Cartus Consultant.

Medical:

Jacob Thaysen - 2335587
ILTA – Glostrup, Denmark to Santa Clara, CA USA

Agilent strongly recommends that you and your family receive physical examinations and associated tests in preparation for your international assignment. You will be reimbursed for the cost of required procedures not covered by your medical insurance.

Home Country Housing:
You are responsible for your home country residence and all associated costs. It is expected that you will lease or rent your home country residence. If you decide to sell, selling expenses will not be reimbursed and capital gains taxes will not be equalized or protected.

If you are a renter in your home country Agilent will reimburse you for the cost of reasonable early termination fees.

Host Country Housing:
Agilent will provide for host country housing through a housing allowance or direct payment to the leaser, for company approved housing, including rent and utilities (except telephone and cable television service). You will be required to reimburse Agilent for damage inflicted on the host country housing during your stay.

Host Location Furnishings:
It is Agilent’s intent to provide host location housing that is adequately furnished. If furnishings need to be acquired to ensure that local norms are met, these may be provided directly or provided as an allowance.

In the event, you elect to not ship your personal effects, you may rent furniture through Cort Furniture (preferred provider).

Work Permits/ Residence Permits/Visas:
If applicable, Cartus will coordinate with the appropriate party in the host location to obtain the required visa and permits for you and your family. Your assignment is contingent upon the issuance of a valid work/residence permit and visa necessary to legally reside/work in the USA. You must not make any final plans regarding the timing of your physical relocation until you have obtained the necessary work/residence permit. Processing times vary greatly between countries and may be subject to circumstances outside of Agilent’ control. You and your accompanying family members will be required to abide by the terms of the work/residence permit and visa of the host location country.

Depending on the location of your assignment, immigration services will either be provided by one of Agilent’s third-party partners (e.g. Fragomen) or coordinated with the assistance of Country HR in the host country.

Shipment of Personal Effects:
Agilent will assume reasonable expenses incurred for insuring and shipping a limited amount (refer to ILTA program guidelines) of personal effects to Santa Clara, CA. Agilent will also cover any import duties and other expenses if necessary for the actual delivery of these goods. It is recommended that you review the ILTA policy for a detailed list of items for which Agilent Technologies will neither ship nor cover import duties or taxes.

Jacob Thaysen - 2335587
ILTA – Glostrup, Denmark to Santa Clara, CA USA

You are eligible for 4,500 lbs Surface/Sea Shipment and 500 lbs Air Shipment.

Should you choose to place any personal goods into storage in Denmark you will be responsible for any costs associated with such storage.

Relocation Allowance:
A relocation allowance is intended to assist in paying for any incidental expenses involved in establishing a residence at a new location; for example: international drivers license, special clothing due to temperature change at host, small appliances, small furnishings, home preparation for rental. The allowance will equal one twelfth of the annual base salary and will be paid Pre Departure through your home country payroll with this fully signed Terms & Conditions Letter. Please note that according to Agilent’s ILTA policy, you will be responsible for the tax liability on this income.

You are eligible for one twelfth of your annual base salary ‘GO’ Relocation Allowance upon Expatriation and one twelfth of your annual base salary ‘Return’ Relocation Allowance upon Repatriation.

Settling-In Assistance:
Agilent has engaged a destination services provider in your host country. You will be provided their assistance to become familiarized with activities such as shopping and banking in your new location.

Dwellworks will be assisting you with this service.

Home Leave:
You and your accompanying family will be entitled to one home leave trip for each full year on assignment (counted from assignment start date) to enable you to return to your home location.   It is recommended that the first leave be taken after six months into the assignment and the final leave not be taken within six months of repatriation.

You are responsible for providing written approval to Cartus from a manager on the Travel Approver List  prior to requesting booking of home visit travel.  All airline reservations must be booked and ticketed in coach/economy class or lowest possible fare price. Exceptions regarding travel class or destination require written approval from a member of the CEO/COO Staff.

You and your accompanying family will be entitled to3 home leave trip(s) for the duration of your assignment.

Repatriation to the Home Country:
At the end of your ILTA assignment, you will return to your home country under the Agilent ILTA repatriation program guidelines in effect at that time which may include: host country departure program, en route travel to the home country and temporary living, return shipment of household goods and personal effects, and return relocation allowance.

Jacob Thaysen - 2335587
ILTA – Glostrup, Denmark to Santa Clara, CA USA

Host Country Transportation:
Agilent will provide an allowance for the lease or purchase of a car. If a car is not feasible in your location a public transportation allowance will be provided.

You will be provided with a car allowance of $795.00 per month for the duration of the assignment

International Mobility Bonus
You are eligible to receive a Global Mobility Bonus of $40,000.00 USD; paid in 4 equal increments quarterly upon your acceptance to the terms and conditions of your transfer from the Home Country to Host Country. Please note that according to Agilent’s ILTA policy, you will be responsible for the tax liability on this income.

Educational Assistance – Nursery School
You will be reimbursed 50% of the costs of nursery school or host country equivalent for up to three years or length of assignment.

Termination:
In the event of involuntary or voluntary termination, you will provide post-employment contact information to Agilent's tax service provider so that final tax reconciliation can be completed.  Per Agilent's tax equalization policy; you are responsible for paying any tax settlements due to Agilent, if your year-end expatriate tax reconciliation shows that one is due.  If you have questions about this, please contact Agilent's tax service at us-agilentus@kpmg.com. Also, in the event of involuntary termination, return benefits will be limited to the items described in the ILTA policy.

Voluntary Termination:
In the event that you resign and accept employment with another company within twelve months of transferring to your new location, you may be required to reimburse Agilent for the relocation expenses and benefits paid to you or on your behalf by Agilent.  Any benefits or relocation expenses paid to you as a result of your relocation will be pro-rated in an amount equal to 1/12 of the total bonus and expense payment for every month less than 12 worked by you.

In the event of voluntary termination, Agilent will cease immediately to subsidize host country housing, living, and automobile costs, and to pay any other allowances, per diems, and reimbursements. Agilent will not assume the cost for return transportation to your home location or return shipment of furniture, household goods, or personal effects except where mandated by law. Further, any funds advanced to you are immediately payable to Agilent.

Holidays:
All employees transferred to another Agilent location are required to observe the local legal holiday schedule, regardless of whether or not this schedule is similar to that observed at their home location.

Jacob Thaysen - 2335587
ILTA – Glostrup, Denmark to Santa Clara, CA USA

Summary:
This terms and conditions letter and the provisions of Agilent Technologies policy are subject to change at any time at our sole discretion. Your assignment may be terminated or extended at Agilent’s discretion. Exceptions to the ILTA policy need to be approved by myself, the Business/Assignment Manager, and the Agilent Global Relocation Manager.

Kindly acknowledge receipt and acceptance of the above terms. Please forward a signed copy to your consultant, Jennifer Castagna, at email address Email jennifer.castagna@Cartus.com or via fax at 203-749-1126. Please contact Jennifer directly at 203-205-3079 with questions relating to your ILTA assignment.

By accepting the above terms, you also consent to the electronic transfer and use of appropriate employment data and relevant other personal and family information by Cartus and Agilent for the sole purpose of administering this relocation.

Sincerely,

/s/ Lars Holmkvist
Lars Holmkvist (signature)	Date
Agilent Technologies

APPROVAL & ACCEPTANCE

/s/ Jacob Thaysen
Jacob Thaysen (signature)	Date
This signature denotes that you have read and understand the Long-Term International Assignment Policy and this Terms and Conditions Letter.

Jacob Thaysen - 2335587
ILTA – Glostrup, Denmark to Santa Clara, CA USA